CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Advisers Investment Trust of our report dated November 22, 2019. relating to the financial statements and financial highlights, which appears in JOHCM Asia Ex-Japan Equity Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM Emerging Markets Small Mid Cap Equity Fund, JOHCM Global Equity Fund, JOHCM Global Income Builder Fund, JOHCM International Opportunities Fund, JOHCM International Select Fund, and JOHCM International Small Cap Equity Fund’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
January 24, 2020